As filed with the Securities and Exchange Commission on June 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIMI International Medical Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3490	02-0563302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 10, Huasheng Road, Floor 21

Yuzhong District, Chongqing,P. R. China, 404100

(+86) 0411-8220-9211

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

Tel. (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Glusband, Esq.

Pang Zhang-Whitaker, Esq.

Guy Ben-Ami, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, NY 10005

Tel: 212-238-8605

Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Shares of common stock, $0.001 par value per share (2)	5,400,000	1.18	6,372,000	695.19
Shares of common stock, $0.001 par value per share (3)	1,370,000	1.18	1,616,600	176.37
Total:	6,770,000	$1.18	$7,988,600	$871.56

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	We are registering for resale by the Selling Shareholders named herein 5,400,000 shares of common stock issuable upon the conversion of certain convertible notes issued on February 26, 2021 to such Selling Shareholders.

(3)	We are registering for resale by the Selling Shareholders named herein 1,370,000 shares of common stock issuable upon the exercise of certain warrants issued on June 2, 2020 and February 26, 2021, respectively, pursuant to a Securities Purchase Agreement dated as of May 18, 2020 by and among the Registrant and the purchasers named therein.

(4)	Estimated in accordance with Rule 457(c) and (g) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.18 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on the Nasdaq Capital Market, on June 24, 2021.

(5)	Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2021

PRELIMINARY PROSPECTUS

BIMI International Medical Inc.

6,770,000 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 6,770,000 shares of our common stock, $0.001 par value per share (the “Common Stock”) by the selling shareholders named herein (the “Selling Shareholders”). These shares of Common Stock offered hereunder include : (i) 5,400,000 shares of Common Stock issuable upon the conversion of certain outstanding convertible notes that were issued to the Selling Shareholders on February 26, 2021 (the “ Convertible Notes”); and (ii) 1,370,000 shares issuable upon the exercise of outstanding warrants that were issued to the Selling Shareholders on June 2, 2020 and February 26, 2021, respectively, (the “Warrants”). The Selling Shareholders will not have the right to convert any portion of the Convertible Notes or exercise any portion of the Warrants to the extent that, after giving effect to such conversion or exercise, such holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

The Selling Shareholders may offer the shares of Common Stock issuable upon exercise of the Warrants and conversion of the Convertible Notes (together the “Shares”) from time to time directly or through underwriters, brokers or dealers and in one or more public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices, as further described herein. If the Shares are sold through underwriters, broker-dealers or agents, the Selling Shareholders or purchasers of the Shares will be responsible for underwriting discounts or commissions or agents’ commissions. The timing and amount of any sale is within the sole discretion of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIMI”. On June 25, 2021, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $1.20 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” carefully before you invest in any of our securities.

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with information that is different. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. The Selling Shareholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any of our securities. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References in this prospectus to “BIMI”, “our company”, “we”, “us”, “our” or “its”, unless the context otherwise requires, refer to BIMI INTERNATIONAL MEDICAL INC., a Delaware corporation, together with its consolidated subsidiaries.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

ii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and any information incorporated by reference herein.

Our Company

We are a healthcare products and services provider in the People’s Republic of China (the “PRC”) that currently operates in the retail pharmacy, wholesale pharmaceutical and wholesale medical devices sectors and has recently begun to operate specialty hospitals in the PRC. The retail pharmacy segment sells prescription and OTC medicines, traditional Chinese medicines (“TCM”), healthcare supplies, and sundry items to retail customers through directly-owned pharmacies in Chongqing, the largest city in Southwest region of the PRC. The wholesale pharmaceuticals segment distributes approximately 300 varieties of products in the Chongqing area, including raw ingredients for pharmaceutical products, antibiotics, cardiovascular drugs and anti-obesity medicines. The majority of customers are private pharmaceutical manufacturers and pharmaceutical wholesale companies in China. The wholesale medical devices segment distributes medical devices in the Chongqing area, including medical consumables to drug stores, private clinics, pharmaceutical dealers and hospitals.

From 2007 until October 2019, we were engaged in the energy efficiency enhancement business. With the decline in the construction of power generation plants and municipal water, gas, heat and energy pipelines in China due to a policy change by the PRC government, the demand for our products and services declined markedly, and we incurred operating losses during the period 2012 through 2019, especially in 2018, when the PRC government adopted a series of policies to favor more environmentally friendly projects and products. Our net loss from the operation of the energy efficiency enhancement business was $16.79 million in 2018 and $2.18 million in 2019. We explored many different alternatives in an effort to revive this business, including attempts to expand into international markets, before we determined this business was not sustainable for us. In late 2019, we committed to a plan to dispose of the energy efficiency enhancement business and on March 31, 2020, we entered into an agreement for its sale. The sale closed on June 23, 2020 when the $10 million sales price was paid to us in full.

On October 14, 2019, we acquired Boqi Zhengji Pharmacy Chain Co., Ltd. (“Boqi Zhengji”), an operator of a pharmacy chain in the city of Dalian in the northeast region of the PRC. This was the first step of our shift of focus from the energy sector to the healthcare business. Boqi Zhengji, however, suffered significant setbacks during 2020. The COVID-19 pandemic caused the pharmacy stores to record almost no sales for several months due to the national shutdown order and other government orders specifically targeting OTC drugs. Our efforts to revive Boqi Zhengji’s business were unsuccessful and in order to avoid exposing our other business to further risks and potential joint liabilities, we decided to divest the pharmacy chain. On December 11, 2020 we entered into an agreement to sell Boqi Zhengji for $1,700,000 in cash, and on December 18, 2020, we received the full sales price and Boqi Zhengji was transferred to the buyer.

On March 18, 2020, we completed the acquisition of Chongqing Guanzan Technology Co., Ltd. (“Guanzan”) a Chongqing-based wholesale distributor of pharmaceuticals and medical devices. The acquisition was is in line with our expansion strategy, which focuses on deeper penetration of the healthcare market in the Southwest region of China and gaining a wider footprint in the PRC. The acquisition of Guanzan made a significant contribution to our company. We started to focus on deeper penetration of the healthcare market in the Southwest region of China and gain a wider footprint in the PRC. We also decided to re-focus pur operation of retail pharmacies to Chongqing due to our healthcare resource advantage in that region. By the end of 2020, we had opened five (5) retail pharmacies branded “Lijiantang.”

On February 2, 2021, we acquired Chongqing Guoyitang Hospital (“Guoyitang”), the owner and operator of a private hospital in Chongqing specializing in obstetrics and gynecology with 50 hospital beds and 98 employees, comprised of 14 doctors, 28 nurses, 43 other medical staff and 13 non-medical staff.

On February 8, 2021, we acquired Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan”), a private hospital in the southeast region of China specializing in obstetrics and gynecology with 160 hospital beds (of which 110 beds are currently in use) and 95 employees, comprised of 20 doctors, 48 nurses, 10 other medical staff and 17 non-medical staff. Zhongshan is known for its complex minimally invasive surgeries and is equipped with high-end diagnostics equipment and surgical instruments for gynecology and obstetrics use.

On May 6, 2021, we acquired three private hospitals in the PRC, Wuzhou Qiangsheng Hospital (“Qiangsheng”) in the southeast region of the PRC, Suzhou Eurasia Hospital (“Eurasia”) in the central region of the PRC and Yunan Yuxi Minkang Hospital (“Minkang”) in the southwest region of the PRC. Qiangsheng, Eurasia and Minkang are owned by the same owners. Qiangsheng has 20 hospital beds and 68 employees, including 10 doctors, 26 nurses, 14 other medical staff and 18 non-medical staff, and is a general hospital locally known for its OB/GYN and Chinese traditional medicine specialties. Eurasia has 30 hospital beds and 42 employees, including 11 doctors, 12 nurses, 4 other medical staff and 15 non-medical staff. Minkang has 120 hospital beds and 118 employees, including 28 doctors, 55 nurses, 12 other medical staff and 23 non-medical staff, and is a general hospital locally known for its OB/GYN and Chinese traditional medicine specialties. We purchased all the issued and outstanding equity interests in the three hospitals in consideration of RMB 162,000,000 (approximately $24,923,077). The closing consideration was RMB 20,000,000 (approximately $3,076,923) in cash and 4,000,000 shares of our Common Stock, the value of which was agreed by the parties to be RMB 78,000,000 or $12,000,000. The balance of RMB 64,000,000 (approximately $9,846,153) is subject to post-closing adjustments based on the performance of the three hospitals in 2021 and 2022.

We acquired the five hospitals as part our plan to establish a more comprehensive healthcare platform, promote innovative internet healthcare services and to create a regional healthcare partnership. We plan to form partnerships with hospitals and medical services facilities with regional reputations, with the goal of making quality medical care more accessible to the wider public, especially in less-developed areas, and to provide health management and healthcare services for both urban and rural residents alike in a more inclusive and coherent manner.

Impact of COVID-19

Since the outbreak of the COVID-19 pandemic, our operations have been materially impacted. At the beginning of February 2020, the Chinese government issued a quarantine order, which lasted for more than two months in many parts of the country, where everyone had to stay at home. During February and March 2020, all of our administrative functions had to be performed remotely. In July 2020, there was a second wave of COVID-19 and a lockdown in Dalian, which lasted for several weeks. As a result, sales in our pharmacy stores in Dalian continued to be severely impacted.

As a result of the Chinese government’s lockdown order, our customer traffic plummeted and our pharmacies in Dalian suffered a significant reduction in sales. Certain of our popular and high profit margin products could not be sold due to the governmental restrictive orders, which also resulted in the spoilation of a large quantity of our inventory of medicines that are otherwise in high demand in the winter season. Our pharmacies also experienced significant difficulty in obtaining products including prescription drugs, OTC drugs, TCM, nutritional supplements, sundry products and medical consumables from our suppliers for resale, pending the resolution of several large court judgements against Boqi Zhengji in favor of such suppliers. As a result, our retail pharmacy business had minimal sales in 2020. On December 11, 2020, we entered into a Termination and Release Agreement with four individuals who sold Boqi Zhengji to us. The parties to the agreement confirmed that Boqi Zhengji’s performance targets as stipulated in the stock purchase agreement we entered into on April 11, 2019 (as amended on February 6, 2020, the “Boqi SPA”) would not be met, and therefore the sellers would not be eligible to receive any post-closing cash consideration or any other additional payment under the Boqi SPA.

Private Placement of Convertible Notes and Warrants

On May 18, 2020, we entered into a Securities Purchase Agreement (the “May SPA”) with two institutional investors, two of the Selling Shareholders, to sell a new series of senior secured convertible notes of the Company in a private placement (the “2020 Private Placement”). We entered into the 2020 Private Placement to obtain needed financing. Pursuant to the May SPA, convertible notes in an aggregate original principal amount of $4,450,000 (the “2020 Notes”) were issued to the two institutional investors on June 2, 2020 together with warrants to purchase an aggregate of 1,300,000 shares of Common Stock at an initial exercise price of $2.845 per share (the “2020 Warrants”). The aggregate number of shares of Common Stock issuable upon exercise of the 2020 Warrants has been reduced from 1,300,000 to 650,000 as a result of a cashless exercise on June 21, 2021. The placement agent received warrants to purchase up to 171,845 shares of Common Stock at an initial exercise price of $2.845 per share.

Pursuant to the May SPA, additional convertible notes in an aggregate original principal amount not to exceed $2,100,000 (the “Base Additional Notes”) could also be issued to the Selling Shareholders at a later date under certain circumstances.

On February 24, 2021, we entered into an amendment to the May SPA to increase the Base Additional Notes by $3,300,000 to $5,400,000. On February 26, two notes in the aggregate original principal amount of $2,100,000, at a discount of 19.85%, and ranking senior to all outstanding and future indebtedness of our company (the “Base Notes”) and two notes in the aggregate original principal amount of $3,300,000, at a discount of 19.85%, and ranking senior to all outstanding and future indebtedness of our company (the “Excess Notes,” together with the Base Notes, the “2021 Notes”) were issued to the institutional investors together with the issuance of warrants to purchase an aggregate of 760,000 shares of our Common Stock at an initial exercise price of $2.845 per share (the “2021 Warrants”). The placement agent received warrants to purchase up to 173,745 shares of Common Stock, at an initial exercise price of $2.845 per share.

As used herein, the Convertible Notes shall refer to the 2021 Notes only, and the Warrants shall refer to the 2020 Warrants and 2021 Warrants, collectively.

The Convertible Notes are convertible at the election of the Selling Shareholders at any time after the receipt of stockholder approval of their issuance, in whole or in part, at the option of the holders thereof, into shares of Common Stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $2.59. The Convertible Notes mature on the eighteen-month anniversary of the issuance date. Commencing on the six-month anniversary of the issuance date, we shall repay the Convertible Notes every month by converting 1/13th of the principal amount thereof into shares of Common Stock, subject to the satisfaction of certain equity conditions, or, at our option, in cash. Such conversion of the Convertible Notes into Common Stock will be made at a 22% discount to the lowest volume weighted average price of the Common Stock during the prior 10 trading days, subject to a floor of $0.554 with respect to the Base Additional Note, and a floor of $0.372 with respect to the Excess Additional Note. The Warrants are exercisable at any time after stockholders’ approval of their issuance has been obtained, in whole or in part, at the option of the holders thereof at an exercise price of $2.845.

Corporate Information

We were incorporated under the laws of the State of Delaware under the name of Galli Process, Inc. on October 31, 2000. On December 31, 2001, we. became a majority owned subsidiary of City View TV, Inc., a Florida corporation (“City View”) and on February 7, 2002, we changed our name to Global Broadcast Group, Inc. On March 1, 2002, City View merged into Global Broadcast Group, Inc., which was the surviving entity. On November 12, 2004, Global Broadcast Group, Inc. changed its name to Diagnostic Corporation of America and on March 15, 2007, we changed our name to NF Energy Saving Corporation of America, On August 24, 2009, we changed our name to NF Energy Saving Corporation. On December 16, 2019, we changed our name to BOQI International Medical Inc. On June 21, 2021, we changed our name to BIMI International Medical Inc. to better describe our company.

Our principal executive offices are located at No. 10, Huasheng Road, Floor 21, Yuzhong District, Chongqing, P. R. China, 404100. Our telephone number is (+86) 0411-8220-9211.

Our web site can be found at http://www.usbimi.com. The information on our web site is not part of this prospectus. We have included our web site address as a factual reference and do not intend it to be an active link to our website. Copies of our current and periodic reports filed with the SEC are available online at www.sec.gov and our website and no portion of our website is incorporated by reference into this prospectus.

The Offering

This prospectus relates to the resale of up to 6,770,000 shares of Common Stock that may be sold from time to time by the Selling Shareholders named in this prospectus.

Common Stock outstanding immediately prior to the offering	24,793,988 shares

Common Stock offered by the Selling Shareholders	Up to 6,770,000 shares

Common Stock to be outstanding immediately after the offering, assuming full exercise for cash of the Warrants and conversion of the Convertible Notes	Approximately 31,563,988 shares

Use of Proceeds

We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants, up to an aggregate of approximately $3,897,650.

We intend to use any proceeds received from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds” beginning on page 24 of this prospectus.

Transfer Agent and the Registrar	American Stock Transfer & Trust Company, LLC

Risk Factors

Investment in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

Nasdaq Symbol	“BIMI”

The number of shares of Common Stock to be outstanding after this offering is based on 24,793,988 shares of Common Stock outstanding as of June 25, 2021, and excludes:

●	Up to 345,590 shares of Common Stock issuable upon conversion of warrants issued to the placement agent in the 2020 Private Placement and 2021 Private Placement at an initial exercise price of $2.845 per share, subject to increase based on the number of shares of common stock issued pursuant to the Convertible Notes.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and the risks described under the caption “Risk Factors” and other information contained in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

●	There are doubts about our company’s ability to continue as a going concern.

●	We are in the early stages of development of our healthcare business and have limited operating history on which you can base an investment decision.

●	We may encounter difficulties in realizing the potential financial or strategic benefits of recent business acquisitions. We expect to make additional acquisitions in the future that could disrupt our operations and harm our operating results.

●	The recent COVID-19 pandemic had a material adverse effect on our business operations, results of operations, cash flows and financial position.

●	We have a substantial amount of existing debt, which may restrict our financing and operating flexibility and have other adverse consequences; defaults could have a material adverse effect on our business, financial condition, results of operations and cash flows.

●	If we fail to implement effective internal controls required by the Sarbanes-Oxley Act of 2002, or remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

●	Increasing scrutiny and changing expectations from investors, lenders, customers and other market participants with respect to our Environmental, Social and Governance, or ESG, policies may impose additional costs on us or expose us to additional risks.

●	Our business could be subject to environmental liabilities.

●	Failure to maintain relationships with our customers or to otherwise expand our distribution network would materially and adversely affect our business.

●	Our wholesale business operates without the support of manufacturing capability and is at a significant disadvantage.

●	We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under China’s National Medical Insurance Program.

●	We may not be able to maintain proper inventory levels for our pharmacy stores.

●	Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

●	Our newly acquired hospitals derive a significant portion of revenue by providing healthcare services to patients with public medical insurance coverage; any delayed payment under China’s public medical insurance programs could affect our results of operations.

●	Our hospitals could become the subject of patient complaints, claims and legal proceedings in the course of their operations, which could result in costs and materially and adversely affect our brand image, reputation and results of operations.

●	If we fail to properly manage the employment of the physicians and other medical professionals of our hospitals, we may be subject to penalties against these hospitals, which could materially and adversely affect our business and results of operations.

●	We have limited or no control over the quality of pharmaceuticals, medical consumables and other medical equipment used in the operations of our hospitals. If such quality does not meet the required standards, we could be exposed to liabilities and our reputation, business, results of operations, financial condition and prospects could be adversely affected.

●	As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

●	Our retail pharmacies, wholesale operations and newly acquired hospitals require a number of permits and licenses in order to carry on their business.

●	If we do not maintain the privacy and security of sensitive customer and business information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

●	Regulatory pricing controls may affect the pricing of our hospitals.

●	We may be unable to attract, hire, and retain a highly qualified workforce, including key management.

●	We substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

●	We are responsible for the indemnification of our officers and directors.

●	We have limited business insurance coverage in China.

●	Because our funds are held in banks in the PRC that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

●	We may suffer currency exchange losses if the RMB depreciates relative to the US Dollar.

●	Governmental control of currency conversion may affect the value of your investment.

●	The Chinese government has strengthened the regulation of investments made by Chinese residents in offshore companies and reinvestments in China made by these offshore companies. Our business may be adversely affected by these restrictions.

●	The PRC legal system embodies uncertainties which could limit the legal protections available to us and you or could lead to penalties on us.

●	It may be difficult to enforce any civil judgments against us or our board of directors or officers, because all of our operating and/or fixed assets are located outside of the United States.

●	Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

●	A recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, or COVID-19 in the PRC could adversely affect our operations.

●	The PRC may establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	We will need to raise additional capital that will likely cause dilution to our shareholders.

●	Trading volume of our common stock has fluctuated from time to time, which may make it difficult for investors to sell their shares at times and prices that investors feel are appropriate.

●	The Nasdaq Capital Market imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

●	We believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

●	Because we have not paid dividends and have no present intention of paying dividends, investors will not realize any income from an investment in our common stock unless and until investors sell their shares at profit.

Risks Related to Our Business

There are doubts about our company’s ability to continue as a going concern.

Our company’s independent auditors have raised doubts about our ability to continue as a going concern. There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as securities, debt or equity financing or other potential sources. We intend to overcome the circumstances that impact our ability to remain a going concern through a combination of new sources of revenues, with interim cash flow deficiencies being addressed through additional financing. We anticipate raising additional funds through public or private financing, securities financing and/or strategic relationships or other arrangements in the near future to support our business operations; however, we may not have commitments from third parties for a sufficient amount of additional capital. We cannot be certain that any such financing will be available to us on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue our operations. Our ability to obtain additional funding will determine if we can continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and share price and require us to curtail or cease operations, sell off assets, seek protection from creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of our shares, and debt financing, if available, may have onerous terms, including restrictive covenants. Any additional financing could have a negative effect on our shareholders.

We are in the early stages of development of our healthcare business and have limited operating history on which you can base an investment decision.

We were formed in 2006, but recently changed our business focus. We are now focused on growing our healthcare business. As a result, we may encounter many expenses, delays, problems, and difficulties that we have not anticipated and for which we have not planned. There can be no assurance that at this time we will successfully develop or acquire a significant customer base, operate profitably, or that we will have adequate working capital to fund our operations or meet our obligations as they become due.

Our recently acquired operations are subject to all of the risks inherent in the initial expenses, challenges, complications, and delays frequently encountered in connection with the formation of any new business. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop new markets. Despite best efforts, we may never overcome these obstacles to achieve financial success. Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to successfully acquire businesses on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

We may encounter difficulties in realizing the potential financial or strategic benefits of recent business acquisitions. We expect to make additional acquisitions in the future that could disrupt our operations and harm our operating results.

A significant part of our business strategy is to pursue acquisitions and other initiatives to spot market opportunities and to expand our healthcare business. On October 14, 2019, we acquired Boqi Zhengji which operates a pharmacy chain business in the PRC. On March 18, 2020, we acquired Guanzan, a medical devices and pharmaceuticals distribution business based in Chongqing, the largest city in the Southwest region of the PRC. On February 2, 2020, we acquired Chongqing Guoyitang Hospital, a private hospital in Chongqing. On February 5, 2020, we acquired Chaohu Zhongshan Minimally Invasive Hospital Co., Ltd, a private hospital in the city of Chaohu, PRC.

Our acquisition of Boqi Zhengji was not successful and we divested this activity in 2020. No assurance can be given that our recent or future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition. In the future, we may seek to acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in order to expand our business. Failure to manage and successfully integrate such acquisitions could materially harm our business and operating results. We do not have significant experience in assessing the outcome of our recent acquisitions. Even when an acquired business has previously operated successfully, there can be no assurance that our pre-acquisition due diligence will have identified all possible issues that might arise with respect to such businesses. If we acquire other businesses, we may face difficulties, including:

●	Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired businesses or enterprises;

●	Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;

●	Integrating financial forecasting and controls, procedures and reporting cycles;

●	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

●	Insufficient revenue to offset increased expenses associated with acquisitions; and

●	The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans.

The recent COVID-19 pandemic had a material adverse effect on our business operations, results of operations, cash flows and financial position.

During late 2019, a virus now known as the novel coronavirus or “COVID-19” appeared in Wuhan, the Peoples Republic of China (“PRC” or “China”). By March 11, 2020, the World Health Organization (“WHO”) labeled COVID-19 as a pandemic and many countries around the world began closing borders and making efforts to either shelter-in-place or quarantine its population. During the first quarter of 2020, China placed a mandatory quarantine on certain areas, specifically in Wuhan located in Hubei Province, which lasted for more than two months.

Our company and all of its operations are located in China. Since the pandemic broke out, our operations have been materially impacted. At the beginning of February 2020, the PRC government issued a quarantine order, which lasted for more than two months in many parts of the country, where everyone had to stay at home. During February and March 2020, all of our administrative functions had to be performed remotely. Not until the beginning of April 2020 did we start to have a small skeleton crew working in our office and were able to perform those functions that could not be handled remotely.

We have incurred additional costs to ensure we meet the needs of our customers, including providing additional cleaning materials for our stores and other facilities. COVID-19 has also caused supply chain disruption which has resulted in higher supply chain costs to replenish inventory in our stores and distribution centers. Furthermore, we have experienced restricted stock availability in a number of key categories which negatively impacted us. Certain popular and high profit margin products could not be sold due to governmental restrictive orders, which also resulted in the expiration of a large quantify of our medicines that are otherwise in high demand in the winter season. The customer traffic in our retail pharmacy stores in Dalian dropped greatly due to the pandemic. Because of the lockdown order that lasted for more than two months, we suffered reduced sales and an operating loss in the first three quarters in 2020. Although some of the businesses in China have resumed their daily activities while the pandemic is under control, there have been relapses in certain regions of the country which caused temporary lockdowns. If similar lockdown orders or sales restrictions are implemented by the government, they may have greater impact on our business.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees, suppliers, vendors, business partners and distribution channels. The COVID-19 pandemic has created significant volatility, uncertainty and economic disruption, which will adversely affect our business operations and may materially and adversely affect our results of operations, cash flows and financial position. In addition to volatility in consumer demand and buying habits, we may restrict the operations of our stores or distribution facilities if we deem it necessary or if recommended or mandated by governmental authorities which would have a further adverse impact on us.

The extent to which the COVID-19 pandemic impacts us will depend on numerous evolving factors and future developments that we are not able to predict, including: the severity of the virus; the duration of the outbreak; governmental, business and other actions (which could include limitations on our operations or mandates to provide products or services); the promotion of social distancing and the adoption of shelter-in-place orders affecting foot traffic in stores; the impacts on our supply chain; the impact of the pandemic on economic activity; the extent and duration of the effect on consumer confidence and spending, customer demand and buying patterns including spend on discretionary categories; the health of and the effect on our workforce and our ability to meet staffing needs in our stores, hospitals, wholesale operations and other critical functions, particularly if members of our work force are quarantined as a result of exposure; any impairment in value of our tangible or intangible assets which could be recorded as a result of a weaker economic conditions; and the potential effects on our internal controls including those over financial reporting as a result of changes in working environments such as shelter-in-place and similar orders that are applicable to our team members and business partners, among others. In addition, if the pandemic continues to create disruptions or turmoil in the credit or financial markets, it could adversely affect our ability to access capital on favorable terms and continue to meet our liquidity needs, all of which are highly uncertain and cannot be predicted.

China has slowly begun to relax some quarantine measures and allowed some businesses to operate again. We cannot make any assurances that COVID-19 will not reappear with new infections and to the extent that COVID-19, or another virus appears, we may encounter prolonged operational lockdown measures which would disrupt our business operations.

We have a substantial amount of existing debt, which may restrict our financing and operating flexibility and have other adverse consequences; defaults could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In order to fund our operations and recent acquisitions we have incurred a substantial amount of indebtedness. Our significant level of debt could have important consequences, including, but not limited to, the following:

●	making it more difficult for us to service our debt obligations and liabilities;

●	making us vulnerable to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

●	requiring that a substantial portion of our cash flows from operations be dedicated to servicing debt, thereby reducing the funds available to us to fund working capital, or other general corporate purposes;

●	impeding our ability to obtain additional debt or equity financing and increasing the cost of any such borrowing, particularly due to the financial and other restrictive covenants contained in the agreements governing our debt; and

●	adversely affecting public perception of us.

Although we believe we will be able to continue to service and repay our debt, there is no assurance that we will be able to do so. If our plans for future operations do not generate sufficient cash flows and earnings, our ability to make required payments on our debt would be impaired. If we fail to pay our indebtedness when due, it could have a material adverse effect on us and may require us to curtail or cease operations, sell off assets, seek protection from creditors through bankruptcy proceedings, or otherwise.

We have had a history of losses, and our ability to grow sales and achieve profitability are unpredictable.

As of December 31, 2020, we had an accumulated deficit of $12.9 million and incurred operating losses of approximately $3,812,281 and $985,974, in the years ended December 31, 2020 and 2019, respectively. Our ability to maintain and improve future levels of sales and profitability depends on many factors, which include:

●	successfully implementing our business strategy;

●	increasing revenues; and

●	controlling costs.

There can be no assurance that we will be able to successfully implement our business plan, meet our challenges and become profitable in the future.

Our business, results of operations, and cash flows could be adversely affected by legal proceedings.

We conduct our operations through a variety of businesses, including the distribution of pharmaceuticals, the dispensing of healthcare products and since February 2021, the operation of private hospitals. Each of our businesses may cause us to become involved in legal disputes or proceedings involving employment, malpractice, product liability, environmental and various other claims. Litigation is costly, time-consuming, and disruptive to ordinary business operations. The defense and resolution of such proceedings could have a material adverse effect on our results of operations and financial condition. Any settlement, judgment or fine could materially adversely affect our results of operations.

The markets in which we now operate are very competitive and further increases in competition could adversely affect us.

In the Chinese pharmaceutical wholesale sector, wholesalers without affiliated manufacturers have inherent risks which include lack of control over product availability. We are at a significant disadvantage in comparison to other wholesalers that are also manufacturers. Also, this sector is heavily regulated industry where government exercises strong controls. Any comparative advantages we may have could be lost because of changes in laws or government policies.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, dollar stores and internet pharmacies. Competition from on-line retailers has significantly increased during the past few years. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of loyal, repeat customers.

Some of our competitors have or may merge with or acquire pharmaceutical services companies, and health insurance companies, which may further increase competition. We may not be able to effectively compete against some of our competitors in the retail pharmacy sector because they have financial and other resources that are superior to ours. Further, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. We cannot assure you that we will be able to effectively compete in our markets or increase our sales volume in response to further increased competition, or that any of our competitors are not in a better position to absorb the impact of COVID-19.

Our newly acquired hospitals compete with larger and more established state-owned and private hospitals. We may not be able to effectively compete against these hospitals because they have financial and other resources that are superior to ours and may be able to more easily attract new patients.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many organizations in the healthcare industry have consolidated to create larger healthcare enterprises with greater market power, which has contributed to continued pricing pressures. If this consolidation trend continues, it could give the resulting enterprises even greater bargaining power, which may lead to further pressure on the prices for our products and services and/or reduce our access to customers. If these pressures result in reductions in our prices and/or reduce our access to customers, our business will become less profitable unless we are able to achieve corresponding reductions in costs or develop profitable new revenue streams. We expect that market demand, government regulation, third-party reimbursement policies, government contracting requirements, and societal pressures will continue to cause the healthcare industry to evolve, potentially resulting in further business consolidations and alliances among the industry participants we engage with, which may adversely impact our business, financial condition and results of operations. In addition, our new strategy also includes selective acquisition opportunities and we cannot assure you that we will be able to consummate any such transactions on commercially reasonable terms, if at all.

Raising additional capital will be difficult and may cause dilution to our shareholders and restrict our operations.

We expect to finance our cash needs for our working capital and the payment of the cash portion of our recent acquisitions. Although we have been able to obtain funding from outside sources in the last year, we cannot be certain that we will be able to continue to do so or to obtain additional financing on favorable terms. One possible impediment to raising capital is the tightening credit policies of the Chinese banks and the prospects of tightening in the global credit markets. If we cannot raise additional capital on acceptable terms, we may not be able to operate our business, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We cannot be sure that we will be able to secure all the financing we will require, or that it will be available on favorable terms. If we are unable to obtain necessary financing, we will be required to substantially curtail our approach to implementing our business objectives.

To the extent that we raise additional capital through the sale of equity or convertible debt, our shareholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect shareholder rights. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures.

Breaches of network or information technology security could have an adverse effect on our business.

Cyber security risks, such as a significant breach of customer, employee, or company data, could attract a substantial amount of media attention, damage our customer relationships and reputation and result in lost sales, fines or lawsuits. Throughout our operations, we receive, retain and transmit certain personal information that our customers provide to purchase products or services, fill prescriptions, enroll in promotional programs, participate in our customer loyalty programs, register on our websites, or otherwise communicate and interact with us. In addition, aspects of our operations depend upon the secure transmission of confidential information over public networks. Although we deploy a layered approach to address information security threats and vulnerabilities designed to protect confidential information against data security breaches, a compromise of our data security systems or of those of businesses with whom we interact, which results in confidential information being accessed, obtained, damaged or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory actions and claims from customers, financial institutions, payment card associations and other persons, any of which could materially and adversely affect our business operations, financial position and results of operations. In addition, a security breach could require that we expend substantial additional resources related to the security of information systems and disrupt our businesses. While no actual or attempted attacks have had a material impact on our operations or financial condition, we cannot provide any assurance that our operations will not be negatively materially affected by such attacks in the future.

We rely on computer software and hardware systems in managing our operations, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

We are dependent upon our information management system to monitor daily operations of our retail, wholesale and hospital businesses and to maintain accurate and up-to-date operating and financial data for the compilation of management information. If our computer software and hardware systems fail to meet the increasing needs of our expanding operations, our ability to grow may be constrained. Furthermore, any system failure which causes interruptions to the input, retrieval and transmission of data or causes lags in service time could disrupt our normal operations. Although we believe that our computer software and hardware systems are up to date and that our disaster recovery plan is adequate in handling potential failures, we cannot provide assurance that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid our business being disrupted. Furthermore, our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, vandalism, natural disasters, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If any of our computer software and/or hardware systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss or corruption of critical data and interruptions or delays in our ability to perform critical functions. Due to the limited coverage of business interruption insurance policies offered in China, we do not carry business interruption insurance and, as a result, any business disruption or natural disaster could severely disrupt our business and operations and, in turn, significantly decrease our revenue and profitability.

If we fail to implement effective internal controls required by the Sarbanes-Oxley Act of 2002, or remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management of public companies to develop and implement internal controls over financial reporting and evaluate the effectiveness thereof. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual interim financial statement will not be prevented or detected on a timely basis. Due to our limited resources, we currently do not have accounting personnel with extensive experience in maintaining books and records and preparing financial statements in accordance with US GAAP which could lead to untimely identification and resolution of accounting matters inherent in our financial transactions in accordance with US GAAP.

Any failure to complete our assessment of our internal controls over financial reporting, to remediate any material weaknesses that we may identify, including the one identified above, or to implement new or improved controls, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in our public disclosures and reported financial information, which could have a negative effect on the trading price of our common stock.

Violations of anti-bribery, anti-corruption and/or international trade laws to which we are subject could have a material adverse effect on our business operations, financial position, and results of operations.

We are subject to laws concerning our business operations and marketing activities in foreign countries where we conduct business. For example, we are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), U.S. export control and trade sanction laws, and similar anti-corruption and international trade laws, any violation of which could create substantial liability for us and also harm our reputation. The FCPA generally prohibits U.S. companies and their officers, directors, employees, and intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business abroad or otherwise obtaining favorable treatment. The FCPA also requires that U.S. public companies maintain books and records that fairly and accurately reflect transactions and maintain an adequate system of internal accounting controls. If we are found to have violated the FCPA, or any other anti-bribery, anti-corruption or international trade laws, we may face sanctions including civil and criminal fines, disgorgement of profits, and suspension or debarment of our ability to contract with governmental agencies or receive export licenses. From time to time, we may face audits or investigations by one or more domestic or foreign governmental agencies relating to our international business activities, compliance with which could be costly and time-consuming, and could divert our management and key personnel from our business operations. An adverse outcome under any such investigation or audit could subject us to fines or other penalties, which could adversely affect our business operations, financial position, and results of operations.

Failure to timely identify or effectively respond to changing consumer preferences negatively affect our relationship with our customers and the demand for our products and services.

The success of our businesses depends in part on customer loyalty and superior customer service. Failure to timely identify or effectively respond to changing consumer preferences could negatively affect our relationship with our customers and the demand for our products and services.

Moreover, customer expectations and new technology advances from our competitors have required that our business evolve so that we are able to interface with our customers not only face-to-face but also online and via mobile and social media. If we fail to keep pace with dynamic customer expectations and new technology developments, our ability to compete and maintain customer loyalty could be adversely affected.

Our success depends on our ability to establish effective advertising, marketing and promotional programs.

Our success depends on our ability to establish effective advertising, marketing and promotional programs. Our pricing strategies and value propositions must be appropriate for our target customers. If we are not able to maintain and increase the awareness of our businesses and the services we provide, we may not be able to attract and retain customers and our reputation may also suffer. We expect to incur substantial expenses in our marketing and promotional efforts to both attract and retain customers. However, our marketing and promotional activities may be less successful than we anticipate and may not be effective at building our brand awareness and customer base. In addition, the government may impose restrictions on how marketing and promotional activities can be conducted. Failure to successfully execute our advertising, marketing and promotional programs may result in material decreases in our revenue and profitability.

Increasing scrutiny and changing expectations from investors, lenders, customers and other market participants with respect to our Environmental, Social and Governance, or ESG, policies may impose additional costs on us or expose us to additional risks.

Companies across all industries and around the globe are facing increasing scrutiny relating to their ESG policies. Investors, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG may hinder our access to capital, as investors and lenders may reconsider their capital investment allocation as a result of their assessment of our ESG practices. If we do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition and price our company’s shares could be materially and adversely affected.

Our business is subject to the risks of earthquakes, fire, power outages, floods, health epidemics and other catastrophic events and to interruption by manmade problems such as terrorism.

Our operations, as well as our customers, are located in areas exposed to risks of natural disasters such as earthquakes and tsunamis. A significant natural disaster, such as an earthquake, tsunami, fire or a flood, or other catastrophic event, such as a new pandemic, could have a material adverse effect on our or their business, which could in turn materially affect our financial condition, results of operations and prospects.

Our business could be subject to environmental liabilities.

Our failure to comply with past, present and future environmental laws could result in fines, penalties, third-party claims, reduced sales of our products, substantial product inventory write-offs and reputational damage, any of which could harm our business, financial condition, results of operations and prospects. We also expect that our business will be affected by new environmental laws and regulations on an ongoing basis applicable to us, including our newly acquired hospitals. To date, our expenditures for environmental compliance have not been material. Although we cannot predict the future effect of such laws or regulations, they will likely result in additional costs or require us to change the way we operate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Relating to Our Wholesale Operations

Failure to maintain relationships with our customers or to otherwise expand our distribution network would materially and adversely affect our business.

Our wholesale business sells products to drug stores, private clinics, pharmaceutical distributors and hospitals. For the year ended December 31, 2020, our top ten wholesale medical devices and wholesale pharmaceuticals customers accounted 46 % of our wholesale revenues and one customer accounted for 27.21% of sales. In line with industry practices in the PRC, we enter into written sales agreements with our wholesale customers. However, such sales agreements are not in substance equivalent to a typical distribution agreement in the United States. Each sales agreement is more in the form of a sales order and specifies one or several purchases of one or more products without any continuing obligation to make purchases, unless it is a long-term agreement. Only about 10% of our wholesale customers are subject to purchase arrangements of one-year or longer terms. Their purchases contributed more than 30% of our wholesale revenues in 2020. In the event distribution customers choose not to continue their relationship with us after completing their existing sales agreements, they can do so without breaching any contract or agreement. Our financial results could be adversely affected if we cannot replace these customers. We compete with large wholesalers, many of whom may have higher visibility, greater name recognition, financial resources, and broader product selection than we do. Consequently, maintaining relationships with existing customers may be difficult and time-consuming.

Our dependence on a limited number of customers may expose us to the risk of substantial losses if a single large customer stops purchasing our products, purchases lower quantities of our products or goes out of business and we are unable to attract new customers to recover such lost revenues. If any of our significant customers reduces the quantity of the products they purchase from us or stops purchasing from us, our net revenue would be materially and adversely affected. Any disruption in our distribution network could negatively affect our ability to effectively sell our products and would materially and adversely affect our business, financial condition and results of operations.

Our wholesale business operates without the support of manufacturing capability and is at a significant disadvantage.

In the Chinese pharmaceutical wholesale sector, wholesalers without affiliated manufacturers have inherent risks which include lack of control over product availability and pricing disadvantages. We are at a significant disadvantage in comparison to other wholesalers that are also manufacturers.

Risks Relating to Our Pharmacy Business

We may be subject to fines and penalties if we fail to comply with the applicable PRC laws and regulations governing sales of medicines under China’s National Medical Insurance Program.

Eligible participants in China’s national medical insurance program, including urban and suburban residents in China, are entitled to buy medicines using their medical insurance cards from an authorized pharmacy, provided that the medicines they purchase have been included in the national or provincial medical insurance catalogs. The pharmacy, in turn, obtains reimbursement from the relevant government social security bureaus. Moreover, the applicable PRC laws, rules and regulations prohibit pharmacies from selling goods other than pre-approved medicines when purchases are made with medical insurance cards. We have established procedures to prohibit our drugstores from selling unauthorized goods to customers who make purchases with medical insurance cards. However, we cannot provide assurance that those procedures will be strictly followed by all of our employees in all of our stores.

Our ability to grow our business may be constrained by our inability to find suitable new store locations at acceptable prices or by the expiration of our current leases.

Our ability to grow our business may be constrained if suitable new store locations cannot be identified with lease terms or purchase prices that are acceptable to us. We compete with other retailers and businesses for suitable locations for our stores. Local land use regulations and other regulations applicable to the kinds of stores we seek to construct may impact our ability to find suitable locations and influence the cost of constructing our stores. The expiration of leases at existing store locations may adversely affect us if the renewal terms of those leases are unacceptable to us and we are forced to close or relocate stores. Furthermore, changing local demographics at existing store locations could materially and adversely affect revenue and profitability levels at those stores, and overall our business, financial condition, results of operation, and prospects.

We may not be able to maintain proper inventory levels for our pharmacy stores.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our suppliers based on our estimates of future demand for particular products. We may not be able to accurately forecast demand for supplies because of the difficulties of estimating the demand for our products. The volatile economic environment and fast-evolving demands and preferences of our customers have made accurate projection of inventory levels increasingly challenging.

Inventory levels in excess of customer demand may result in inventory obsolescence, a decline in inventory values, inventory write-downs or write-offs, or expiration of products, which would cause our gross margin to suffer and could impair the strength of our brand. High inventory levels may also require us to commit substantial capital resources, preventing us from using them for other important business purposes. Conversely, if we underestimate customer demand or if our suppliers fail to provide supplies to us in a timely manner, we may experience inventory shortages. Such inventory shortages might result in unfilled customer needs, damage to our reputation, and have a negative impact on customer relationships and reduce our sales. We cannot assure you that we will be able to maintain proper inventory levels for our operations and such failure may have an adverse effect on our business, financial condition, results of operations and profitability.

Certain risks are inherent in providing pharmacy services and we do not maintain professional liability and errors and omissions liability insurance.

Pharmacies are exposed to risks inherent in the distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, laws that require our pharmacists to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. We currently do not maintain professional liability and errors and omissions liability insurance. Consequently, we may be required to expend substantial funds to satisfy these types of claims, which could have an adverse effect on our business, financial condition, results of operations and profitability.

Risks Related to Our Newly Acquired Hospitals

Our newly acquired hospitals derive a significant portion of revenue by providing healthcare services to patients with public medical insurance coverage; any delayed payment under China’s public medical insurance programs could affect our results of operations

Our newly acquired hospitals are China’s Medical Insurance Designated Medical Institutions. Patients who are covered by the public medical insurance programs may choose to rely on public medical insurance programs to pay for some of their healthcare services. Any dispute or late or delinquent settlement under the public medical insurance programs may cause the trade receivables of our hospitals to increase or result in write-offs. Depending on the relevant public medical insurance programs’ practice, a Medical Insurance Designated Medical Institution may be subject to a government-approved annual quota for the medical fees that it is allowed to recover from the relevant public medical insurance bureau.

In addition, we cannot assure you that our newly acquired hospitals will be able to maintain their status as Medical Insurance Designated Medical Institutions, the loss of which will not only harm our reputation but may also result in reduced patient visits. Furthermore, the PRC government may alter its reimbursement policies in coverage plans in the future such that: (i) certain healthcare services provided by our hospitals will no longer be covered; or (ii) more stringent thresholds on existing coverage may be imposed. Any reduction in the rates paid or the scope of services covered may reduce patient accessibility to our hospitals and may lead to reduced patient flow and medical fees. Any of these events could lead to a decrease in our revenue generation and profitability which could have a material adverse effect on our business, results of operations and prospects.

Our hospitals could become the subject of patient complaints, claims and legal proceedings in the course of their operations, which could result in costs and materially and adversely affect our brand image, reputation and results of operations.

We rely on the physicians and other medical professionals of our hospitals to make proper clinical decisions regarding the diagnoses and treatment of their patients. However, we do not have direct control over the clinical activities of our hospitals or over the decisions and actions taken by the physicians and other medical professionals as their diagnoses and treatments of patients are subject to their professional judgment and in most cases, must be performed on a real time basis. Any incorrect decisions or actions on the part of the physicians and other medical professionals, or any failure by our hospitals to properly manage their clinical activities may result in undesirable or unexpected outcomes, including complications, injuries and even deaths in extreme cases. In addition, there are inherent risks associated with the clinical activities that may result in unavoidable and unfavorable medical outcomes.

In recent years, physicians, hospitals and other healthcare service providers in China have become subject to an increasing number of patient complaints, claims and legal proceedings alleging malpractice or other causes of action. Although rare, incidents have occurred in hospitals and medical institutions in China where dissatisfied patients carried out extreme actions or even violence during the course of the disputes. Any such incident, if occurs, would harm our reputation, impair the ability of our hospitals to recruit and retain medical professionals and staff, discouraging other patients from visiting our hospitals, and cause us to incur substantial costs.

Any negative publicity about us, our hospitals or the healthcare service industry could harm the brand image and reputation and trust in the services provided by our hospitals, which could result in a material and adverse impact on our business and prospects.

If we fail to properly manage the employment of the physicians and other medical professionals of our hospitals, we may be subject to penalties against these hospitals, which could materially and adversely affect our business and results of operations.

The activities of physicians and other medical professionals are strictly regulated under the PRC laws and regulations. Physicians, nurses and medical technicians who practice at medical institutions must hold licenses and may only practice within the scope of their licenses and at the specific medical institutions at which their licenses are registered. In practice, it takes some time for physicians, nurses and medical technicians to transfer their licenses from one medical institution to another or add another medical institution to their permitted practicing institutions. We cannot assure you that the physicians of our hospitals will complete the transfer of their licenses and related government procedures timely or at all. In addition, we cannot assure you that the medical professionals at our hospitals will always strictly follow the requirements and will not practice outside the permitted scope of their respective licenses. Any failure by our hospitals to properly manage the employment of their physicians and other medical professionals may subject us to administrative penalties against our hospitals, which could materially and adversely affect our business.

We have limited or no control over the quality of pharmaceuticals, medical consumables and other medical equipment used in the operations of our hospitals. If such quality does not meet the required standards, we could be exposed to liabilities and our reputation, business, results of operations, financial condition and prospects could be adversely affected.

The provision of healthcare services involves the frequent use of a variety of pharmaceuticals, medical equipment and medical consumables, substantially of which we procure from suppliers we do not have control over. We cannot assure you that all supplies are authentic, free of defects and meet the relevant quality standards. If these supplies are subsequently found to have been defective at the time of the supply, even though we did not know or could not have known about such defect, we may be subject to liability claims, negative publicity, reputational damage or administrative sanction, any of which may adversely affect our results of operations and reputation. We cannot assure you that significant claims of such nature will not be asserted against us in the future, and that adverse verdicts will not be reached or that we will be able to recover losses from our suppliers. In addition, we cannot assure you that we will be able to find suitable replacement suppliers, failing which our business, results of operations, financial condition and prospects will be adversely affected.

Our hospitals’ operations are susceptible to fluctuations in the costs of pharmaceuticals and medical consumables, which could adversely affect our profitability and results of operations.

The profitability of our hospitals is influenced by fluctuations in the costs of pharmaceuticals and medical consumables. The availability and prices of the pharmaceuticals and medical consumables can fluctuate from time to time and are subject to factors beyond our control, including supply, demand, general economic conditions and governmental regulations, each of which may affect the procurement costs or cause a disruption in the supply. Consistent with industry practice, we and our hospitals have not entered into any long-term supply agreements with our suppliers and we cannot assure you that our hospitals will be able to anticipate and react to changes in medical supply costs in the future by locating replacement suppliers or adjusting service offerings, or that our hospitals will be able to pass these cost increases onto the patients. Any of these factors may have a material and adverse effect on our profitability and results of operations.

Our performance depends on our ability to recruit and retain quality physicians.

The success of our hospitals depends in part on the number and quality of the physicians and the medical staffs of our hospitals, the admitting and utilization practices of those physicians, maintaining good relations with those physicians and controlling costs related to the employment of physicians. We may face increased challenges in this area as the physician population reaches retirement age, especially if there is a shortage of physicians willing and able to provide comparable services. If we are unable to provide adequate support personnel or technologically advanced equipment and hospital facilities that meet the needs of those physicians and their patients, admissions may decrease and our operating performance may decline.

As a provider of medical services, we are exposed to inherent risks relating to malpractice claims.

As a provider of medical services, any misdiagnosis or improper treatment may result in negative publicity regarding us or our services, which would harm our reputation. If we are found liable for malpractice, we may be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against a malpractice claim, we could be required to spend significant management, financial and other resources in the process, which could disrupt our business, and our reputation and brand name may also suffer. Since malpractice claims are not common in China, we do not carry malpractice insurance. As a result, any imposition of malpractice liability could materially harm our business, financial condition and results of operations.

Risks Related to Regulatory Matters

Our retail pharmacies, wholesale operations and newly acquired hospitals require a number of permits and licenses in order to carry on their business.

We are required to obtain certain permits and licenses from various PRC governmental authorities to operate our businesses. We are subject to a number of regulations pertaining to the licensing of our wholesale business, retail pharmacies, and the licensing, conduct and number of medical professionals. We cannot provide any assurance that we can maintain all required licenses, permits and certifications to carry on our business at all times. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for renewal of these licenses, permits and certifications when required by applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew any of these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs, materially reducing our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot provide assurance that we can successfully obtain such licenses, permits or certifications.

The operations of our hospitals are subject to various laws and regulations at the national and local levels. These laws and regulations mainly relate to the operations of medical institutions and licensing of medical professionals, the use and safety management of pharmaceuticals and medical equipment, the quality and pricing of healthcare services, occupational health and safety as well as environmental protection. In addition, our hospitals are subject to periodic license or permit renewal requirements and inspections by various government agencies and departments at the provincial and municipal level.

If we fail to maintain or renew any major license, permit, certificate or approval for all or any of our acquired hospitals, or if the medical professionals in above hospitals become unlicensed at any time during their practices, or if the hospitals are found to be non-compliant with any applicable laws or regulations, we may face penalties, suspension of operations or even revocation of operating licenses, depending on the nature of the findings, any of which could materially and adversely affect our business, financial condition and results of operations.

Regulatory pricing controls may affect the pricing of our hospitals.

The PRC government issues policies on the pricing of healthcare services, pharmaceuticals and medical consumables. As Medical Insurance Designated Medical Institutions, our hospitals are subject to the pricing guidelines set by the relevant local healthcare administrative authorities. We cannot predict if the PRC government will lower the price ceilings or change the pricing guidelines in the future or if additional healthcare services, pharmaceuticals or medical consumables may become subject to price control, or more stringent insurance reimbursement limits, which may put pressure on the pricing of our hospitals. As a result, our financial condition and results of operations could be materially and adversely affected.

If we do not maintain the privacy and security of sensitive patient, customer and business information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

The protection of patient, customer, employee, and company data is critical to our businesses. Our hospitals collect and maintain medical data and treatment records of our patients. PRC laws and regulations generally require medical institutions and their medical personnel to protect the privacy of their customers and prohibit unauthorized disclosure of personal information. Such medical institutions and their medical personnel will be liable for damage caused by divulging the customers’ private or medical records without consent. We have taken measures to maintain the confidentiality of our customers’ medical records, including encrypting such information in our information technology system so that it cannot be viewed without proper authorization and setting internal rules requiring our employees to maintain the confidentiality of our customers’ medical records. However, these measures may not always be effective in protecting our customers’ medical records. Our information technology systems could be breached through hacking. Personal information could be leaked due to any theft or misuse of personal information due to misconduct or negligence. Failure to protect customers’ medical records, or any restriction on or liability as a result of, our use of medical data, could have a material adverse effect on our business.

The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and changing requirements across businesses. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes. If we or those with whom we share information fail to comply with these laws and regulations or experience a data security breach, our reputation could be damaged, and we could be subject to additional litigation and regulatory risks. Our security measures may be undermined due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data systems and misappropriate business and personal information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and potentially have an adverse effect on our businesses.

The impact of China’s regulatory reforms is unpredictable.

The regulatory system of Chinese medical service, especially the changes in the field of healthcare reform may have a material adverse effect on the operation and development of our business in the future. New laws and policies are expected to be promulgated. It is uncertain what impact these new regulations and policies would have on our competitiveness, operations and corporate structure. In recent years, the PRC government launched a new healthcare reform plan to ensure that every citizen has access to affordable basic healthcare services. In pursuit of these policy objectives, the PRC government has implemented extensive regulations and policies to address the affordability, accessibility and quality of healthcare services, medical insurance coverage, distribution of pharmaceutical products and reform of public hospitals. In addition, the PRC government has gradually reduced regulatory hurdles for establishing and investing in private hospitals, in particular by private capital, and encouraged development of hospital management groups.

Our business operations and future expansion are largely driven by the PRC government’s policies, which may change significantly and are beyond our control. There can be no assurance that the PRC government will not impose additional or stricter laws or regulations on healthcare services or foreign investments, or strengthen and tighten supervision and management of medical institutions including hospitals, in particular, private hospitals, or implement stricter or more comprehensive regulations on the distribution of pharmaceuticals, medical equipment and medical consumables.

Depending on the priorities of the PRC government, the political situation and the regulatory regime with respect to foreign investment control at any given time, and the development of the Chinese healthcare system, future regulatory changes may affect public hospital reform, limit private or foreign investments in healthcare service industry, change reimbursement rates for healthcare services provided to publicly insured patients, or implement additional price control on pharmaceuticals or healthcare services. Any of these events could have a material and adverse impact on our business, financial condition, results of operations, prospects and future growth.

Risks Related to Our Human Capital

We may be unable to attract, hire, and retain a highly qualified workforce, including key management.

The talents and efforts of our employees, particularly our key management, are vital to our success. Our management team has significant business experience and would be difficult to replace. In addition, institutional knowledge may be lost in any potential managerial transition. We may be unable to retain them or to attract other highly qualified employees, including our medical staff and workers, particularly if we do not offer employment terms that are competitive with the rest of the labor market. Failure to attract, hire, develop, motivate, and retain highly qualified employee talent, or failure to develop and implement an adequate succession plan for the management team, could disrupt our operations and adversely affect our business and our future success.

We substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

Our success depends to a large extent upon the continued service of a few executive officers and key employees, including Mr. Yongquan Bi, our Chairman, and Mr. Tiewei Song, our Chief Executive Officer and President. The loss of the services of one or more of our key employees would have an adverse effect on us and our PRC operating subsidiaries, as these individuals play a significant role in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none of our key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to our business. We believe that our overall future success depends in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. There is no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to us or the employee. Inadequate personnel will limit our growth and will be seen as a detriment to our prospects, leading potentially to a loss in value for investors.

Our labor costs may be adversely affected by competition for staffing, the shortage of experienced nurses and labor union activity.

Our operations are dependent on the efforts, abilities and experience of our management and employees. We compete with other businesses and health care providers in recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our businesses including our hospitals. In some markets, the availability of nurses and other medical support personnel has been a significant operating issue to health care providers. The COVID-19 pandemic has exacerbated workforce competition and shortages. We may be required to enhance wages and benefits to recruit and retain medical and medical support personnel or to hire more expensive temporary or contract personnel. As a result, our labor costs could increase. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. If a significant portion of our employee base unionizes, it is possible our labor costs could increase. Our failure to recruit and retain qualified management, medical and support personnel, pharmacists and other personnel, or to control labor costs, could have a material, adverse effect on our results of operations.

Labor laws in the PRC may adversely affect our operations.

The Labor Contract Law of the PRC imposes liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. The law requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, this law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

We are responsible for the indemnification of our officers and directors.

The Delaware General Corporation law and our bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We currently do not have any directors and officers liability insurance. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations. Any payment in respect of these indemnification rights could have an adverse effect on our business, financial condition, results of operations and profitability.

Risk Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources.

Our business and revenue growth primarily depend on the size of the healthcare market in China. As a result, our revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. External factors beyond our control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions, and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. A decrease in overall consumer spending as a result of changes in economic conditions could adversely affect our product sales and negatively impact our profitability. In addition, acts of war or terrorism may cause damage to our facilities, disrupt the supply of the products and services we offer in our stores, or adversely impact consumer demand. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We have limited business insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Because our funds are held in banks in the PRC that do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

We may suffer currency exchange losses if the RMB depreciates relative to the US Dollar.

Our reporting currency is the US dollar. However, substantially all of our revenues are denominated in RMB. In July 2005, China changed its exchange rate regime by establishing a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. The RMB is no longer officially pegged to the US dollar, and the exchange rate will have some flexibility. Despite fluctuations in the exchange rate in 2020, the floating exchange rate regime has remained stable. If the RMB depreciates relative to the US dollar, our revenues as expressed in our US dollar financial statements will decline in value and if the RMB appreciates relative to the US dollar, our revenues as expressed in our US dollar financial statements will increase in value. There are very limited hedging transactions available in China to reduce our exposure to exchange rate fluctuations. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure, if at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into US dollars.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all our revenues in RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where RMB is to be converted into foreign currency and can be remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

The Chinese government has strengthened the regulation of investments made by Chinese residents in offshore companies and reinvestments in China made by these offshore companies. Our business may be adversely affected by these restrictions.

The SAFE has adopted certain regulations that require registration with, and approval from, Chinese government authorities in connection with direct or indirect control of an offshore entity by Chinese residents. The term “control” under SAFE regulation is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles or PRC companies by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. The SAFE regulations retroactively require registration of investments in non-Chinese companies previously made by Chinese residents. In particular, the SAFE regulations require Chinese residents to file with SAFE information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as mergers, acquisitions, capital increases and decreases, external equity investments or equity transfers. In addition, Chinese residents must obtain approval from SAFE before they transfer domestic assets or equity interests in exchange for equity or other property rights in an offshore company. A newly established enterprise in China which receives foreign investments is also required to provide detailed information about its controlling shareholders and to certify whether it is directly or indirectly controlled by a domestic entity or resident.

In the event that a Chinese shareholder with a direct or indirect stake in an offshore parent company fails to make the requisite SAFE registration, the Chinese subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the Chinese subsidiaries. Further, failure to comply with the various SAFE registration requirements described above can result in liability under Chinese law for foreign exchange evasion.

These regulations may have a significant impact on our present and future structuring and investment. We have requested our shareholders who to our knowledge are PRC residents to make the necessary applications, filings and amendments as required under these regulations. We intend to take all necessary measures to ensure that all required applications and filings will be duly made and all other requirements will be met. We further intend to structure and execute our future offshore acquisitions in a manner consistent with these regulations and any other relevant legislation. However, because it is presently uncertain how the SAFE regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant government authorities in connection with our future offshore financing or acquisitions, we cannot provide any assurances that we will be able to comply with, qualify under, or obtain any approvals required by the regulations or other legislation. Furthermore, we cannot assure you that any PRC shareholders of our company or any PRC company into which we invest will be able to comply with those requirements. The inability of our company or any PRC shareholder to secure required approvals or registrations in connection with our future offshore financings or acquisitions may subject us to legal sanctions, restrict our ability to pay dividends from our Chinese subsidiaries to our offshore holding company, and restrict our overseas or cross-border investment activities or affect our ownership structure.

The PRC legal system embodies uncertainties which could limit the legal protections available to us and you or could lead to penalties on us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC Government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 40 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. Our PRC operating subsidiaries are all subject to laws and regulations applicable to foreign investment in the PRC in general and laws and regulations applicable to foreign invested companies in particular.

It may be difficult to enforce any civil judgments against us or our board of directors or officers, because all of our operating and/or fixed assets are located outside of the United States.

Although we are incorporated in the State of Delaware, all of our operating and fixed assets are located in the PRC. As a result, it may be difficult for investors to enforce judgments outside the United States obtained in actions brought against us in the United States, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, our directors and officers (principally based in the PRC) and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those directors and officers, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. We have been advised by our PRC counsel that, in their opinion, there is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Because all of our assets are located in the PRC, they may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy law.

A recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, or COVID-19 in the PRC could adversely affect our operations.

Our operations in the PRC may be affected by the spread of public health problems including a renewed outbreak of SARS, Avian Flu or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where all of our sales occur. Such an outbreak will have an impact on our operations as a result of:

●	quarantines or closures of our facilities, which will severely disrupt our operations,

●	the sickness or death of our key officers and employees, and

●	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems will adversely affect our operations.

The PRC may establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

PRC regulations and rules concerning mergers and acquisitions including the Rules on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, and other recently adopted regulations and rules with respect to mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, according to the Anti-Monopoly Law of PRC promulgated on August 30, 2007 and the Provisions of the State Council on the Threshold of Filings for Undertaking Concentrations, or the Prior Notification Rules issued by the State Council in August 2008 and amended on September 2018, the concentration of business undertakings by way of mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold is crossed and such concentration shall not be implemented without the clearance of prior notification. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. We believe that our business is not in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Risks Related to Our Company’s Common Stock

We will need to raise additional capital that will likely cause dilution to our shareholders.

We believe that we will need to raise additional capital to fund our ongoing operations, repay our debt and fund future acquisitions. To the extent that we raise additional capital through the sale of equity or convertible debt, our shareholders’ ownership interest will be diluted.

Trading volume of our common stock has fluctuated from time to time, which may make it difficult for investors to sell their shares at times and prices that investors feel are appropriate.

To date, the trading volume of our common stock has fluctuated, sometimes significantly. Generally, lower trading volumes adversely effects the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

The Nasdaq Capital Market imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

As a listed Nasdaq Capital Market company, we are subject to rules covering, among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum bid price of our common stock and minimum stockholders equity. The failure to meet the Nasdaq Capital Market requirements may result in the de-listing of our common stock from the Nasdaq Capital Market, which could adversely affect the liquidity and market price thereof.

If our common stock were to be de-listed, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common stock is de-listed, broker-dealers have certain regulatory requirements imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof. These factors could result in lower prices for shares of our common stock and/or limit an investor’s ability to execute a transaction. In addition, delisting from NASDAQ could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could lead to significant dilution to our stockholders caused by our issuing equity in financing or other transactions at a price per share significantly below the then market price.

We believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

The price for our common stock may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media reports by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions. The volatile price of our stock makes it difficult for investors to predict the value of our investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may have been unrelated and disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Because we have not paid dividends and have no present intention of paying dividends, investors will not realize any income from an investment in our common stock unless and until investors sell their shares at profit.

We have never paid any dividends on our common stock and do not anticipate paying any dividends in the near future. Investors will only realize income on an investment in our stock in the event they sell or otherwise dispose of their shares at a price higher than the price they paid for their shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

The payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, the success of our business activities, general financial condition, future prospects, general business conditions and such other factors as our Board of Directors may deem relevant.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. However, to the extent that the Warrants are exercised for cash, we will receive proceeds of up to $3,897,650. We intend to use any such proceeds for working capital and other general corporate purposes.

MARKET PRICE AND DIVIDEND POLICY

Our shares of Common Stock are currently quoted on the Nasdaq Capital Market under the symbol “BIMI”. On June 25, 2021, the last reported sales price of our Common Stock on Nasdaq was $1.20.

We have not declared or paid dividends to shareholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of the Convertible Notes; and

●	on a pro forma as adjusted basis to give effect to the conversion of the Convertible Notes into 5,400,000 shares of common stock.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)
Cash and cash equivalents	$2,830,834		$2,830,834
Convertible Notes	5,132,530	(5,132,530)	-
Total non-current Debt	1,821,740		1,821,740

Shareholders’ equity:
Share capital, 50,000,000 shares of common stock authorized, 20,131,488 shares issued, actual and issued, and 25,531,488, as adjusted	$20,131	5,400	$25,531
Additional paid-in Capital	37,362,809	5,394,600	42,757,409
Accumulated deficit	(16,248,215)	(267,470)	(16,515,685)
Accumulated other comprehensive loss	853,795		853,795

Total mezzanine and shareholders’ equity	24,252,377		29,384,907
Non-controlling interest	219,409		219,409
Total Long-term Liabilities and Stockholders’ equity	$24,471,786		$29,604,316

The number of issued and outstanding shares as of March 31, 2021 on an as adjusted basis in the table excludes:

●	1,370,000 shares of Common Stock issuable upon the exercise of the Warrants having an exercise price of $2.845 per share.

●	Up to 345,590 shares of Common Stock issuable upon conversion of warrants issued to the placement agent in the 2020 Private Placement and 2021 Private Placement, respectively, at an initial exercise price of $2.845 per share, subject to increase based on the number of shares of common stock issued pursuant to the Convertible Notes.

●	500,000 shares of Common Stock issued on April 16, 2021 to contractors in the PRC in connection with the renovation of Guanzan’s office building.

●	4,000,000 shares of Common Stock issued on May 6, 2021 in connection with our acquisition of three hospitals in the PRC.

●	162,500 shares of Common Stock issued on June 21, 2021 in connection with the exercise of 650,000 warrants.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those issuable to them upon conversion of the Convertible Notes and the exercise of the Warrants. For additional information regarding the issuance of the Convertible Notes and the Warrants, see “Private Placement of Convertible Notes and Warrants” in the Summary above. We are registering the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. Except for the purchase of the 2020 Notes, the 2021 Notes and the Warrants and their ownership thereof, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Shareholders. The second column lists the number of Shares beneficially owned by the Selling Shareholders, based on their respective ownership of shares of Common Stock, Convertible Notes and Warrants, as of June 25, 2021, assuming conversion of the Convertible Notes and exercise of the Warrants held by each such Selling Shareholders on that date without taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Shares being offered by this prospectus by the Selling Shareholders and does not take in account any limitations on (i) conversion of the Convertible Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of a registration rights agreement, as subsequently amended in April 2021 with the holders of the Convertible Notes and the Warrants, this prospectus covers the resale of the sum of (i) the maximum number of shares of Common Stock issued or issuable pursuant to the Convertible Notes, and (ii) the maximum number of shares of Common Stock issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Convertible Notes and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at a conversion price of $1 for the Convertible Notes and exercise price $2.845 per share for the Warrants. Because the conversion price of the Convertible Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Convertible Notes and the Warrants, a Selling Shareholder may not convert the Convertible Notes or exercise the Warrants to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of shares of Common Stock which would exceed 4.99% of the outstanding shares of Common Stock. The Selling Shareholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
CVI Investments, Inc. (1)	1,624,546	3,400,000	0

Hudson Bay Master Fund Ltd. (2)	1,896,642	3,370,000	0

Total	3,521,188	6,770,000	0

(1)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of shares purchased by the Investor in this Offering. Includes 400,000 shares of Common Stock issuable upon the exercise of outstanding warrants. The address of the principal business office of CVI Investments, Inc. is C/O Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(2)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Includes 970,000 shares of Common Stock issuable upon the exercise of outstanding warrants. The address of the principal business office of each of these parties is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, $0.001 par value (“Common Stock”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws (the “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, as amended, for additional information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 50,000,000 shares of Common Stock. The outstanding shares of our Common Stock are fully paid and nonassessable.

Listing

Our Common Stock is listed and principally traded on the Nasdaq Capital Market under the symbol “BIMI”.

Voting Rights

Holders of shares of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Description of the Convertible Notes and Warrants

The Convertible Notes

Maturity and Repayment Dates

The Convertible Notes mature eighteen months after February 26, 2021 (the “Maturity Date”), the date on which they were issued (the “Issuance Date”). The principal amount is payable in equal installments of 1/13th of the principal amount beginning on the six-month anniversary of the Issuance Date and each month thereafter until the Maturity Date. The Convertible Notes must be paid in cash, and we may not prepay any portion of the principal amount nor interest, if any.

Interest

The Convertible Notes were sold with an original issue discount and do not bear interest except upon the occurrence of an Event of Default (described below), in which event the applicable rate will be 13.00% per annum.

Conversion

The Convertible Notes are convertible at any time or times after the receipt of stockholders’ approval of their issuance, in whole or in part, at the option of the holders thereof, into shares of Common Stock at a rate equal to the amount of principal, interest (if any) and unpaid late charges (if any), divided by a conversion price of $2.59.

Commencing on the six-month anniversary of the Issuance Date, we shall repay the 2021 Notes every month by converting 1/13th of the principal amount thereof into shares of Common Stock, subject to the satisfaction of certain equity conditions, or, at our option, in cash. Such conversion of the Convertible Notes into Common Stock will be made at a 22% discount to the lowest volume weighted average price of the Common Stock during the prior 10 trading days, subject to a floor of $0.554 with respect to the Base Additional Note, and a floor of $0.372 with respect to the Excess Additional Note (each of such floor, the “Floor Price”). The Conversion Price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction.

If we enter into any agreement to issue any variable rate securities, the holders of the Convertible Notes have the additional right to substitute such variable price (or formula) for the conversion price.

In connection with the occurrence of Events of Default, the holders of the Convertible Notes will be entitled to convert all or any portion of the Convertible Notes at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) the lower of (A) 70% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the ten (10) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable notice of conversion and (B) 70% of the VWAP of the Common Stock as of the date of the delivery or deemed delivery of the applicable notice of conversion, but not less than the Alternate Conversion Floor Amount, which is the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the trading day immediately preceding the relevant Alternate Conversion Date (as defined in the Convertible Notes) and (II) the applicable Alternate Conversion Price (as defined in the Convertible Notes) and (B) the difference obtained by subtracting (I) the number of shares of Common Stock to be delivered to the holder on the applicable delivery deadline with respect to such Alternate Conversion Price from (II) the quotient obtained by dividing (x) the applicable Conversion Amount (as defined in the Convertible Notes) that the holder has elected to be the subject of the applicable Alternate Conversion, by (y) the applicable Alternate Conversion Price without giving effect to clause (x) of such definition (i.e. the Floor Price).

Conversion Limitation and Exchange Cap

The holders of the Convertible Notes will not have the right to convert any portion of the Convertible Notes, to the extent that, after giving effect to such conversion, such holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of the Common Stock outstanding immediately after giving effect to such conversion. A holder of the Convertible Notes may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Events of Default

Events of Default include: (i) the failure of the applicable registration statement (the “Registration Statement”) for the shares issuable upon conversion of the Convertible Notes and exercise of the Warrants to be filed with the SEC; (ii) our failure to maintain the effectiveness of the Registration Statement; (iii) suspension of trading of the Common Stock on a national securities exchange for five days; (iv) uncured conversion failure; (v) our failure to maintain required share allocations for the conversion of the Convertible Notes and the exercise of the Warrants; (vi) our failure to pay principal when due; (vii) our failure to remove restricted legends from shares issued to the holder upon conversion of the Convertible Note or the Warrants; (viii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $150,000 of our indebtedness; (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or any of our subsidiaries and not dismissed within 30 days of initiation; (x) the commencement by us or any of our subsidiaries of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; (xi) commencement of any bankruptcy or similar proceeding, voluntary or involuntary, of our company or any of our subsidiaries ; (xii) final judgment for the payment of money aggregating in excess of $150,000 are rendered against us or any of our subsidiaries and not bonded or discharged within 30 days; (xiii) failure by us or any of our subsidiaries to pay when due any debts in excess of $150,000 due to any third party; (xiv) breaches by us or any of our subsidiaries of any representations or warranties in the May SPA or any document contemplated thereby; (xv) a false or inaccurate certification by us that either (A) the “Equity Conditions” (as defined in the Convertible Notes) are satisfied, (B) there has been no “Equity Conditions Failure,” (as defined in the Convertible Notes), or (C) as to whether any Event of Default has occurred; (xvi) failure by us or any of our subsidiaries to comply with the covenants in the Note; any material adverse effect occurring; or (xvii) any Event of Default occurs under any other Convertible Note.

In connection with an Event of Default, the holders of the Convertible Notes may require us to redeem in cash any or all of the Convertible Notes. The redemption price will equal the greater of (i) 110% of the outstanding principal of the Convertible Note to be redeemed and accrued and unpaid interest and unpaid late charges thereon, and (ii) an amount equal to market value of the shares of the Common Stock underlying the Convertible Notes, as determined in accordance with the Convertible Notes. Upon the occurrence of certain Events of Default relating to the bankruptcy of our company, whether occurring prior to or following the maturity date, we will be required to immediately redeem the Convertible Notes, in cash, for an amount equal to 110% of the outstanding principal of the Convertible Notes, and accrued and unpaid interest and unpaid late charges thereon, without the requirement for any notice or demand or other action by any holder or any other person or entity.

Change of Control

In connection with a Change of Control (as defined in the Convertible Notes), the holders of the Convertible Notes may require us to redeem all or any portion of the Convertible Notes. The redemption price per share will equal the greatest of (i) 110% of the outstanding principal of the Convertible Notes to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 110% of the market value of the shares of the Common Stock underlying the Convertible Notes, as determined in accordance with the Convertible Notes, and (iii) 110% of the aggregate cash consideration that would have been payable in respect of the shares of the Common Stock underlying the Convertible Notes, as determined in accordance with the Convertible Notes.

Other Corporate Events

We may not enter into a Fundamental Transaction (as defined in the Convertible Notes), unless the successor entity assumes all of the obligations under the Convertible Notes pursuant to written agreements satisfactory to the holder of the Convertible Notes, and the successor entity is a publicly traded corporation whose shares of Common Stock are quoted or listed on a national securities exchange. If at any time we grant any Purchase Rights (as defined in the Convertible Notes) or makes any distribution of assets pro rata to all or substantially all of the holders of any class of its Common Stock, then the holders of the Convertible Notes will be entitled to acquire the aggregate Purchase Rights (as defined in the Convertible Notes) or assets which such holder could have acquired if such holder had held the number of shares of the Common Stock acquirable upon complete conversion of the Convertible Notes (without taking into account any limitations on conversion) held by such holder immediately prior to the date as of which the record holders are to be determined for such grant of purchase rights or distributions. To the extent any such grant of rights or distribution would result in the holders exceeding the maximum percentage described in first paragraph of “Conversion Limitation and Exchange Cap” above, such rights shall be held in abeyance for up to ninety trading days.

Installment Conversions and Redemptions

The Convertible Notes require that, on each Installment Date, we will pay an amount of the Notes equal to the lesser of 1/13th of the principal amount and the outstanding principal amount of the Convertible Notes then outstanding on such Installment Date, less amounts already converted or paid (the “Installment Amount”), together with interest and late charges, if any, thereon, in shares of the Common Stock, subject to the satisfaction of customary equity conditions (including minimum price and volume thresholds) (an “Installment Conversion”).

If we satisfy such equity conditions (subject to the holders’ right to waive any such condition), we will convert the portion of the Installment Amount subject to such Installment Conversion into shares of our Common Stock at a price per share equal to the lower of lowest of (i) the conversion price then in effect, (ii) the greater of (x) the Floor Price and (y) 78% of the lowest VWAP of the Common Stock during the ten (10) consecutive trading day period ending and including the trading day immediately preceding the applicable Installment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period, but not less than the Floor Price. If we elect to effect and Installment Redemption (as defined in the Convertible Notes) or if an Installment Conversion is not permitted because certain equity conditions are not met, we must redeem the Installment Amount in cash at a price equal to 106% of its aggregate value.

The holders of the Convertible Notes may elect to defer conversion until a subsequent Installment Date selected by each such holder or accelerate the conversion of future Installment Amounts to the current Installment Date, with the amount to be accelerated subject to certain restrictions as set forth in the Convertible Notes.

Redemptions at Company Election

At any time after the later of (x) thirty (30) calendar days after the Applicable Date (as defined in the SPA) and (y) the date no Equity Conditions Failure exists, we have the right to redeem all, but not less than all, of the Conversion Amount then remaining under Convertible Notes at a cash price equal to 200% of the greater of (i) the Conversion Amount being redeemed and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined in the Convertible Notes) of the Common Stock on any trading day during the period commencing on the date immediately preceding such redemption notice date and ending on the Trading Day (as defined in the Convertible Notes) immediately prior to the date we make the entire payment required to be made for the redemption.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We will also be subject to a financial covenant that requires it to maintain available cash in the amount of $1,500,000 at the end of each fiscal quarter.

The Warrants

Expiration and Exercise

The Warrants, for the purchase of an aggregate of 1,370,000 shares of Common Stock (subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction), expire on the fourth anniversary of the Issuance Date. The Warrants are exercisable until their expiration date, in whole or in part, at the option of the holders. Cashless exercise is available to the holders of the Warrants. On June 21, 2021, 650,000 Warrants of the 2,020,000 Warrants were exercised by means of a cashless exercise.

The exercise price for the Warrants (subject to possible standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction) is $2.845.

Exercise Limitation and Exchange Cap

The holders of the Warrants will not have the right to exercise any portion of the Warrants to the extent that, after giving effect to such exercise, such holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our Common Stock outstanding immediately after giving effect to such exercise. A holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Events of Default

Events of Default are cross-referenced to the definition contained in the Convertible Notes (see summary of the Convertible Notes above in the paragraph “Events of Default”).

At any time after the occurrence of an Event of Default, at the request of a holder, we or a successor entity (as the case may be) shall purchase the Warrant from the holder on the date of such request by paying to the holder cash in an amount equal to the Event of Default Black Scholes Value (as defined in the Warrants).

Other Corporate Events

We may not enter into a Fundamental Transaction (as defined in the Warrants), unless the successor entity assumes all of the obligations under the Warrants pursuant to written agreements satisfactory to the holder of the Warrants, and the successor entity is a publicly traded corporation whose shares of Common Stock are quoted or listed on a national securities exchange. If at any time we grant any Purchase Rights (as defined in the Warrants) or makes any distribution of assets pro rata to all or substantially all of the holders of any class of its Common Stock, then the holders of the Warrants will be entitled to acquire the aggregate Purchase Rights or assets which such holder could have acquired if such holder had held the number of shares of our Common Stock acquirable upon complete exercise of the Warrants held by such holder immediately prior to the date as of which the record holders are to be determined for such grant of purchase rights or distributions. To the extent any such grant of rights or distribution would result in the holders exceeding the maximum percentage described in first paragraph of “Exercise Limitation and Exchange Cap” above, such rights shall be held in abeyance for up to ninety trading days.

Notwithstanding the foregoing, at the request of a holder of the Warrants delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by us pursuant to a Current Report on Form 8-K filed with the SEC, we or a successor entity (as the case may be) shall purchase the Warrants from the holder on the date of such request by paying to the holder cash in an amount equal to the Black Scholes Value (as defined in the Warrants). Payment of such amounts shall be made by us (or at our direction) to the holder on or prior to the later of (x) the second trading day after the date of such request and (y) the date of consummation of such Fundamental Transaction.

PLAN OF DISTRIBUTION

We are registering the Shares issuable upon conversion of the Convertible Notes and exercise of the Warrants to permit the resale of these shares of Common Stock by the holders of the Convertible Notes and the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares, although we will receive the exercise price of any Warrants not exercised by the Selling Shareholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the shares of common stock by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such Shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Convertible Notes, Warrants or Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the Shares pursuant to the registration rights agreement, estimated to be $102,872 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of BIMI International Medical Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 incorporated by reference into this Prospectus and in the Registration Statement, have been so incorporated in reliance upon the reports dated March 31 2021 of Audit Alliance LLP, and May 14, 2020 of HHC, independent registered accounting firms (the report on the consolidated financial statements as of December 31, 2020 contains an explanatory paragraph regarding our company’s ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firms as experts in accounting and auditing.

Change in Accountants

On September 7, 2020, our board of directors resolved to release HHC, a registered public accounting firm, as our independent accountants. We informed HHC of this determination on September 8, 2020, which was effective September 9, 2020.

HHC was engaged by us on April 16, 2019 and rendered reports on our financial statements for the years ended December 31, 2018 and 2019. During the period of their engagement HHC neither provided any adverse opinion or qualifications on our financial statements nor had a disagreement with our company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements that, if not resolved to HHC’s satisfaction, would have caused HHC to make reference to the subject matter of the disagreement in connection with the audit of our company’s financial statements.

We appointed Audit Alliance LLP as our independent registered public accounting firm, effective September 10, 2020, for our fiscal year ended December 31, 2020. The decision to engage Audit Alliance LLP as our independent registered public accounting firm was approved by our audit committee and board of directors.

The disclosure relating to the termination of our relationship with HHC and the appointment of Audit Alliance LLP was included in a current report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2020. We provided HHC with a copy of this report prior to its filing with the Securities and Exchange Commission. HHC provided a letter to us, dated September 10, 2020 and addressed to the SEC, which was included as an exhibit to the Form 8-K, indicating that it was in agreement with the disclosure in the Form 8-K relating to it.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement and certain other filings made with the Securities and Exchange Commission on our website at http://www.usbimi.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the website of the Securities and Exchange Commission referred to above, and our website at http://www.usbimihc.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement, until we sell all of the shares covered by this prospectus or the sale of shares by us pursuant to this prospectus is terminated. In no event, however, will any of the information that we furnish to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than file with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document. The documents we incorporate by reference are:

●	Our Annual Report on Form 10-K, for the year ended December 31, 2020, filed with the SEC on March 31, 2021;

●	Our Quarterly Report on Form 10-Q, for the quarter ended March 31,2021, filed with the SEC on May 24, 2021;

●	Our Current Reports on Form 8-K, filed with the SEC on April 1, 2021, April 12, 2021, April 13, 2021, April 22, 2021, May 12, 2021, May 24, 2021, May 25, 2021, June 2, 2021, June 16, 2021 and June 25, 2021; and

●	The description of the Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K, for the year ended December 31, 2020, filed with the SEC on March 31, 2021.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIMI International Medical Inc., No. 10, Huasheng Road, Floor 21, Yuzhong District, Chongqing,P. R. China, 404100, (+86) 0411-8220-9211.

6,770,000 Shares of Common Stock

BIMI INTERNATIONAL MEDICAL Inc.

PROSPECTUS

[           ], 2021

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this registration statement (other than fees and commissions charged by the underwriters) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, are estimates.

SEC registration fee	$872
Legal fees and expenses	60,000
Accounting fees and expenses	32,000
Miscellaneous	10,000
Total	$102,872

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation, as amended (the “charter”) provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its shareholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, our bylaws and the charter, which bylaws and charter have been filed as exhibits to this registration statement.

Item 15.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On April 21, 2021, our subsidiary Bimai Pharmaceutical (Chongqing) Co,, Ltd. entered into a Renovation Construction Agreement (the “Jing Yi Agreement”) with Shenzhen Jing Yi Renovation and Design Construction Co., Ltd. (“Jing Yi”), and a Weak Current System Construction and Office Equipment Agreement (the “Ding Kuo Agreement” collectively with the Jing Yi Agreement, the “Construction Agreements”) with Chongqing Ding Kuo Technology Co., Ltd. (“Ding Kuo”, collectively with Jing Yi, the “Contractors”) with respect to the renovation of the office building owned by our subsidiary Chongqing Guanzan Technology Co., Ltd., to be performed by the Contractors for the consideration of 500,000 shares of the Company’s common stock. On April 27, 2021, the Company issued 500,000 shares of the Company’s common stock to the Contractors pursuant to the Construction Agreements.

On April 9, 2021, we entered into a stock purchase agreement (the “Hospital SPA”) to acquire three private hospitals in China, Wuzhou Qiangsheng Hospital (“Qiangsheng”), Suzhou Eurasia Hospital (“Eurasia”) and Yunan Yuxi Minkang Hospital (“Minkang”), which are owned by the same owners. Pursuant to the Hospital SPA, we agreed to purchase all the issued and outstanding equity interests in Qiangsheng, Eurasia and Minkang (collectively, the “Hospital Shares”) for RMB 162,000,000 (approximately $24,923,077), to be paid by the issuance of 4,000,000 shares of our company’s common stock and the payment of RMB 84,000,000 in cash. The transaction closed effective May 6, 2021. Upon closing, the closing consideration of RMB 20,000,000 (approximately US$3,076,923) in cash was paid to the sellers and 4,000,000 shares of our common stock, the value of which was agreed by the parties to be RMB 78,000,000 or US$12,000,000 were issued to sellers Jiangjin Shen and Zhiwei Shen, citizens of the PRC and their designated assignees in accordance with the Hospital SPA, when 100% of the Hospital Shares were transferred to the Company. The balance of the purchase price in the amount of RMB 64,000,000 (approximately US$9,846,153) (the “Hospital Earnout”) is subject to post-closing adjustments based on the performance of the three hospitals in 2021 and 2022. The Hospital Earnout has not been paid as of the date of this prospectus.

On February 2, 2021, we entered into a Consulting Agreement (the “Consulting Agreement”) with Real Miracle Investments Limited (the “Consultant”) for consulting services to be provided by the Consultant to the Company for the consideration of 250,000 shares of the Company’s common stock. On February 5, 2021, the Company issued 250,000 shares of the Company’s common stock to the Consultant pursuant to the Consulting Agreement.

On December 15, 2020, we entered into a stock purchase agreement (the “Zhongsan SPA”) to acquire Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan”). Pursuant to the Zhongshan SPA, the Company agreed to purchase all the issued and outstanding equity interests in Zhongshan (the “Zhongshan Shares”) for RMB 120,000,000 (approximately $18,348,623), to be paid by the issuance of 2,000,000 shares of our company’s common stock and the payment of RMB 80,000,000 in cash. The transaction was closed on February 5, 2021. Upon closing, the closing consideration of RMB 40,000,000 (approximately US$6,116,207) in cash was paid to the seller in accordance with the Zhongshan SPA, when 100% of the Zhongshan Shares were transferred to us. On February 12, 2021, 2,000,000 shares of our common stock valued at RMB 40,000,000 (approximately US$6,116,207) were issued to the seller Yu Xiang, a citizen of the PRC and his designated assignees as part of the post-closing consideration pursuant to the Zhongshan SPA, when 100% of the Zhongshan Shares were transferred to the Company. The balance of the purchase price in the amount of RMB 40,000,000 (approximately US$6,116,207) (the “Zhongshan Earnout”) is subject to post-closing adjustments based on the performance of Zhongshan in 2021 and 2022. The Zhongshan Earnout has not been paid as of the date of this prospectus.

On December 7, 2020, we entered into a stock purchase agreement (the “Guoyitang SPA”) to acquire Chongqing Guoyitang Hospital Co., Ltd. (“Guoyitang”). Pursuant to the Guoyitang SPA, we agreed to purchase all the issued and outstanding equity interests in Guoyitang (the “Guoyitang Shares”) for RMB 100,000,000 (approximately $15,243,902), to be paid by the issuance of 2,000,000 shares of our common stock and the payment of RMB 60,000,000 in cash. The transaction was closed on February 2, 2021. Upon closing, the closing consideration of RMB 20,000,000 (approximately US$3,048,780) in cash was paid to the sellers and 2,000,000 shares of our common stock valued at RMB 40,000,000 (approximately US$6,116,207) were issued to sellers Jia Song and Nanfang Xiao, citizens of the PRC and their designated assignees in accordance with Guoyitang SPA, when 100% of the Guoyitang Shares were transferred to the Company. The balance of the purchase price in the amount of RMB 40,000,000 (approximately US$6,116,207) (the “Guoyitang Earnout”) is subject to post-closing adjustments based on the performance of Guoyitang in 2021 and 2022. The Guoyitang Earnout has not been paid as of the date of this prospectus.

On May 18, 2020, we entered into a securities purchase agreement (the “May SPA”) with CVI Investments, Inc. and Hudson Bay Master Fund Ltd., the Selling Shareholders in this prospectus to sell a new series of senior secured convertible notes of the Company in a private placement (the “2020 Private Placement”). We entered into the May SPA to obtain needed financing. Pursuant to the SPA, convertible notes in an aggregate original principal amount of $4,450,000 (the “2020 Notes”) were issued to Selling Shareholders on June 2, 2020, together with the issuance of warrants (the “2020 Warrants”) to acquire an aggregate of 1,300,000 shares of our common stock. The placement agent, FT Global Capital, Inc., received warrants to purchase up to 171,845 shares of our common stock, at an initial exercise price of $2.845 per share. Pursuant to the May SPA, additional convertible notes in an aggregate original principal amount not to exceed $2,100,000 (the “Base Amount of the Additional Notes”) could also be issued to the Selling Shareholders at a later date under certain circumstances. On February 24, 2021, we entered into an amendment to the May SPA with CVI Investments, Inc. and Hudson Bay Master Fund Ltd.to increase the Base Amount of the Additional Notes by $3,300,000 to $5,400,000. On February 26, two notes in the aggregate original principal amount of $2,100,000, at a discount of 19.85%, and ranking senior to all outstanding and future indebtedness of our company (the “Base Additional Notes”) and two notes in the aggregate original principal amount of $3,300,000, at a discount of 19.85%, and ranking senior to all outstanding and future indebtedness of our company (the “Excess Additional Notes,” together with the Base Additional Notes, the “2021 Notes”) were issued to the Selling Shareholders, together with the issuance of warrants (the “2021 Warrants”) to acquire an aggregate of 760,000 shares of our common stock at an initial exercise price of $2.845 per share. The placement agent, FT Global Capital, Inc., received warrants to purchase up to 173,745 shares of Common Stock, at an initial exercise price of $2.845 per share.

On February 1, 2020, we entered into a stock purchase agreement (the “Guanzan SPA”) to acquire Guanzan. Pursuant to the Guanzan SPA, the Company agreed to purchase all the issued and outstanding equity interests in Guanzan (the “Guanzan Shares”) for RMB 100,000,000 (approximately $14,285,714), to be paid by the issuance of 950,000 shares of our company’s common stock and the payment of RMB 80,000,000 in cash (the “Guanzan Cash Consideration”) to the seller Ms. Li Zhou, a citizen of the PRC. The transaction was closed on March 18, 2020. Upon closing, 950,000 shares of our common stock were issued to the seller, when 100% of the Guanzan Shares were transferred to the Company pursuant to the Guanzan SPA. The Guanzan Cash Consideration, which is subject to post-closing adjustments based on the performance of Guanzan in the years ending December 31, 2020 and 2021, was scheduled be paid pursuant to a post-closing payment schedule. On November 20, 2020, we entered into a Prepayment and Amendment Agreement for the prepayment (the “Prepayment”) of a portion of the Guanzan Cash consideration in the amount of RMB 20,000,000, in the form of shares of our company’s common stock valued at $3.00 per share, in light of Guanzan’s performance during the period from March 18, 2020 to September 30, 2020. On November 30, 2020, 1,000,000 shares of our common stock were issued to the designated assignees of the seller Li Zhou as the Prepayment. The balance of the Guanzan Cash Consideration in the amount of RMB 60,000,000 has not been paid as of the date of this prospectus.

On April 20, 2019 and October 7, 2019, respectively, we issued an aggregate of 1,500,000 shares of our common stock to Yu Zhang, Yunpeng Liu, Aiguo Leng, Xiaona Liu, Peng Shao, all citizens of the PRC, as a part of the consideration for the acquisition of Boqi Zhengji Pharmacy Chain Co., Ltd.

The offers and sales of securities described above were made in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act or Regulation S thereunder, based upon representations made to us by the purchasers thereof.

On June 21, 2021, we issued 162,500 shares of our common stock to CVI Investments, Inc. upon their cashless exercise of 650,000 Warrants. The issuance of such shares was made in reliance upon an exemption from registration requirements pursuant to Section 3(a)(9) under the Securities Act.

Item 16.	Exhibits

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibit Number	Description	Incorporated by Reference to
3.1	Certificate of Incorporation	Exhibits with the corresponding numbers filed with our registration statement on Form 10-SB filed January 17, 2003.(File No. 000-50155)

3.2	Certificate of Amendment	Exhibits submitted with our registration statement on Form 10-SB filed January 17, 2003.(File No. 000-50155)

3.3	Certificate of Amendment to Certificate of Incorporation	Company’s Definitive Information Statement on Schedule 14C, filed July 23, 2009

3.4	Certificate of Amendment to Certificate of Incorporation	Company’s Current Report on Form 8-K, dated September 16, 2010

3.5	Certificate of Amendment to Certificate of Incorporation	Company’s Current Report on Form 8-K dated December 18, 2019

3.6	Certificate of Amendment to Certificate of Incorporation	Company’s Current Report on Form 8-K dated June 25, 2021

3.7	Bylaws	Exhibits submitted with our registration statement on Form 10-SB filed January 17, 2003. (File No. 000-50155)

4.1	Description of Securities Registered Under Section 12 of the Exchange Act	Company’s Annual Report on Form 10-K for year December 31, 2019

5.1	Opinion of Carter Ledyard & Milburn LLP

10.1	Securities Purchase Agreement by and between the Registrant and Yongquan Bi, dated March 12, 2018	Company’s Annual Report on Form 10-K for year December 31, 2019

10.2	Executive Employment Agreement (Song Tiewei) dated October 1, 2019	Company’s Current Report on Form 8-K dated October 4, 2019

10.3	Form of Securities Purchase Agreement dated May 18, 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.4	Form of Secured Convertible Promissory Note dated May 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.5	Form of Warrant dated May 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.6	Form of Shareholder Pledge Agreement dated May 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.7	Form of Voting Agreement dated May 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.8	Form of Registration Rights Agreement dated May 2020	Company’s Current Report on Form 8-K dated May 18, 2020

10.9	Prepayment and Amendment Agreement dated November 20, 2020	Company’s Current Report on Form 8-K dated November 20, 2020

10.10	Form of Waiver Agreement dated November 23, 2020	Company’s Current Report on Form 8-K dated November 23, 2020

10.11	Stock Purchase Agreement dated December 7, 2020	Company’s Current Report on Form 8-K dated December 7, 2020

10.12	Stock Purchase Agreement dated December 11, 2020	Company’s Current Report on Form 8-K dated December 11, 2020

10.13	Stock Purchase Agreement dated December 14, 2020	Company’s Current Report on Form 8-K dated December 14, 2020

10.14	Form of Amendment dated February 24. 2021	Company’s Current Report on Form 8-K dated February 24, 2021

10.15	Amendment Agreement dated April 6, 2021	Company’s Current Report on Form 8-K dated April 12, 2021

10.16	Amendment Agreement dated April 6, 2021	Company’s Current Report on Form 8-K dated April 12, 2021

10.17	Stock Purchase Agreement dated April 9, 2021	Company’s Current Report on Form 8-K dated April 13, 2021

10.18	Amendment Agreement dated April 16, 2021	Company’s Current Report on Form 8-K dated April 22, 2021

14.1	Code of Ethics of the Registrant	Company’s Annual Report on Form 10-K, filed on March 30, 2018

21.1	Subsidiaries of the Registrant	Company’s Annual Report on Form 10-K, filed on March 31, 2021

23.1	Consent of Independent Registered Public Accounting Firm, Audit Alliance LLC

23.2	Consent of Independent Registered Public Accounting Firm, HHC

32.1	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5.1)

99.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on June 28, 2021.

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Tiewei Song Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of BIMI INTERNATIONAL MEDICAL INC. (the “Company”), hereby severally constitute and appoint Tiewei Song as our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tiewei Song	Chief Executive Officer, President and Director
Tiewei Song	(Principal Executive Officer),	June 28, 2021

/s/ Baiqun Zhong	Interim CFO
Baiqan Zhong	(Principal Financial and Accounting Officer)	June 28, 2021

/s/ Yongquan Bi	Chairman of the Board	June 28, 2021
Yongquan Bi

/s/ Xiaoping Wang	Director	June 28, 2021
Xiaoping Wang

/s/ Ju Li	Director	June 28, 2021
Ju Li

/s/ Fengsheng Tan	Director	June 28, 2021
Fengsheng Tan

/s/ Mia Kuang Ching	Director	June 28, 2021
Mia Kuang Ching
/s/ Jianxin Wang	Director	June 28, 2021
Jianxin Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BIMI International Medical Inc., has signed this registration statement on June 28, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director